State of Delaware
Secretary of State
Division of Corporations
Delivered 08:30 AM 05/06/2003
FILED 08:30 AM 05/06/2003
SRV 030293484 - 2227679 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF
LIMONEIRA COMPANY

- **First:** That as a meeting of the Board of Directors of Limoneira Company resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.
  The resolution setting forth the proposed amendment is as follows:
  Resolved, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Fourth (a)" so that, as amended, said Article shall be and read as follows:
  "FOURTH: (a) The total number of shares of stock which the corporation shall have authority to issue is Three Million One Hundred Thousand (3,100,000), of which stock Three Million (3,000,000) shares of the par value of One Cent ($0.01) each amounting in the aggregate to Thirty Thousand Dollars ($30,000), shall be Common Stock, and of which One Hundred Thousand (100,000) shares of par value of One Cent ($0.01) each, amounting in the aggregate to One Thousand Dollars ($1,000), shall be Preferred Stock."
- **Second:** That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.
- **Third:** That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
- **Fourth:** That the capital of said corporation shall not be reduced under or by reason of said amendment.

In Witness Whereof, said Limoneira Company has caused this certificate to be signed by Samuel ~~D~~. Edwards, an Authorized Officer, this 22nd day of April, A.D. 2003.
SE R.

By: Samuel Edwards
(Authorized Officer)

R. SE
Name: Samuel ~~D~~. Edwards
(Typed or Printed)